EXHIBIT 2.2

                 SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT
                             DATED FEBRUARY 28, 2007

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                 SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

         This SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (the "Amendment") is dated February 28, 2007, by and between Galaxy Energy Corporation ("Galaxy"), Dolphin Energy Corporation (hereinafter jointly referred to as "Seller" or "Party") and PetroHunter Operating Company ("Buyer" or "Party") and PetroHunter Energy Corporation. Buyer, Seller and PetroHunter Energy Corporation may be referred to herein collectively as "Parties".

         In connection with PetroHunter Energy Corporation's efforts to obtain financing, the Parties agree to amend the Purchase and Sale Agreement dated December 29, 2006 by and between the Parties (the "Purchase and Sale Agreement") as follows. Defined terms used in the Purchase and Sale Agreement are incorporated herein by reference.

         1. Section 2.7 of the Purchase and Sale Agreement shall be deleted in its entirety, and replaced with the following: "The Closing shall take place on a mutually agreeable date on or before March 31, 2007 (with the actual date of Closing being the "Closing Date"). The Closing will be held at 10:00 a.m. at the offices of Buyer at 1875 Lawrence Street, Suite 1400, Denver, Colorado."

         2. The penultimate sentence in Section 2.3 shall be deleted in its entirety, and replaced with the following two sentences: "Any Party may terminate this Agreement, effective upon written notice to the other Parties, if the Closing has not occurred by March 31, 2007. If the Seller is unable to obtain the consent of its senior secured lenders to the sale of the Properties under the specific terms of this Agreement, the Seller may terminate this Agreement by giving written notice of such termination to the Buyer no later than ten days prior to the Closing, accompanied by documentary evidence of such senior secured lenders' written non-consent."

         Except as set forth in this Amendment, all terms and conditions of the Purchase and Sale Agreement are to remain in full force and effect.


         THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT is executed by each Party to be effective as of the date first captioned above.


DOLPHIN ENERGY CORPORATION                 PETROHUNTER OPERATING COMPANY



By: /s/ RICHARD E. KURTENBACH              By: /s/ DAVID E. BRODY
    --------------------------------          ----------------------------------
    Richard E. Kurtenbach, Secretary          David E. Brody, Vice President
                                              and General Counsel

GALAXY ENERGY CORPORATION                  PETROHUNTER ENERGY CORPORATION



By:  /s/ Christopher S. Hardesty           By:   /s/ David E. Brody
   ---------------------------------          ----------------------------------
   Christopher S. Hardesty                    David E. Brody, Vice President
   Senior Vice President and                  and General Counsel
   Chief Financial Officer



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